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                                                                   EXHIBIT 10.10

           EMPLOYMENT AGREEMENT BETWEEN COMMUNITY BANK & TRUST COMPANY
                              AND RONNIE D. BLANTON

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                             EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between Ronnie D. Blanton, a resident of Grover, North Carolina (the "Employee") and Community Bank & Trust Co. (the "Bank") as of June 4, 1998, to be effective upon the effective time (the "Effective Time") of the merger (the "Merger") provided in that Agreement and Plan of Merger ("Merger Agreement") between Carolina First Bancshares, Inc. (the "Company") and the Bank of even date herewith (the "Merger Agreement").

         WHEREAS, the Company desires to employ the Employee pursuant to this Employment Agreement with Employee, upon the terms and conditions herein set forth upon the Effective Time of the Merger and thereafter, and the Employee desires to provide the services described herein;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties hereto, intending legally to be bound, agree as follows:

         Section 1. Term of Employment. The Bank and Employee hereby agree that Employee shall continue to be employed by the Bank under the terms of this Agreement as of the Effective Time, and shall remain employed by the Bank through the third anniversary of the Effective Time, unless sooner terminated pursuant to the terms hereof (the "Employment Period"). The foregoing notwithstanding, nothing contained herein is intended to prevent the continuation of the Employee's employment beyond such term, upon the mutual agreement of the Employee and the Bank.

         Section 2.  Duties of Employee.

                  (a) Subject to the supervision and pursuant to the direction of the Board of Directors of the Bank, Employee shall perform his assigned duties as President and Chief Executive Officer of Bank and shall perform such other duties as are customarily performed by one holding such positions in similar businesses or enterprises as that engaged in by the Bank. Employee shall, at the direction of the Board of Directors of the Bank, serve in such other executive capacities with various subsidiaries of the Bank as the Board of Directors may determine.

                  (b) Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience and talents, perform all of the duties that may be reasonably required of and from him pursuant to the reasonable satisfaction of the Bank's Board of Directors. Such duties shall be rendered at Bank's offices in Marion, North Carolina, and at such other place or places as the interests, needs, business and opportunities of Bank shall reasonably require or make advisable.

                  (c) Employee hereby agrees to refrain from engaging in any ventures or enterprises which are reasonably likely to materially interfere with the performance of his express and implied duties hereunder. Employee shall at all times conduct himself in a manner that will promote the interests of Bank and its affiliates.

         Section 3. Company's Rights to Benefits of Work Performed. The Bank and the Company shall be entitled to all of the benefits, emoluments, and profits arising from or incident to any and all work, services, and advice of the Employee performed or rendered in the course of Employee's employment hereunder.

         Section 4.  Compensation, Expenses and Benefits.

                  (a) Upon the Effective Time, the Bank shall pay the Employee a transition bonus of $105,000. Following Closing, the Bank shall pay Employee, as an additional transition bonus, $8,781.25 in equal monthly amounts through the first anniversary of the Effective Time, and Employee shall accept from Bank, during the Employment Period, and in consideration for the services to be performed by

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         Employee, a salary at the rate of not less than $92,500.00 per annum
         (the "Annual Salary"), less deductions required by law and Employee authorized deductions, payable in such equal periodic installments as the Bank's Board of Directors may determine, but not less frequently than monthly. Each year the salary of the Employee shall be reviewed and a salary amount set for the following year by the Board of Directors based upon recommendations of its Compensation and Benefits Committee, in accordance with the Company's established salary administration plan. In the event that a mutual agreement cannot be reached then the salary shall remain at the same level as that of the previous year. The Employee shall initially hold a job grade of 28 in the Company's job grading system.

                  (b) In addition to the Annual Salary described in Section 4(a) above, the Bank agrees to reimburse Employee promptly (in accordance with policies and procedures adopted by the Boards of Directors of the Company and the Bank) for all reasonable and necessary expenses actually incurred by Employee in connection with the Bank's business, including, without limitation, all reasonable and necessary expenses of travel, lodging, entertainment, and meals away from home incurred by Employee in the course of his employment hereunder. Employee agrees to keep and maintain such records of the aforesaid expenses as the Bank may require and to account to Bank therefore prior to any such reimbursement. Employee shall comply with all reasonable and lawful policies and procedures applied by the Bank and the Company from time to time to its employees generally and relating to or regulating the nature and extent of reimbursement expenses, and the manner of accounting and reimbursement therefor.

                  (c) Bank hereby agrees to make available to Employee, during the Employment Period, all benefits which the Company makes generally available to similarly situated employees of the Company's bank subsidiaries, subject to and on a basis consistent with the terms and conditions of such benefits, as these may be in effect from time to time. In addition, Bank agrees to provide Employee, during the Employment Period, with the following benefits:

                           (1) A suitable automobile for his use in carrying out
                  his duties to the Bank and its affiliates. If necessary, the Employee will be allowed to use the Bank automobile for personal use provided an accounting is kept concerning the dates and mileage for personal use. Such accounting shall be made to the Compensation & Benefits Committee on a quarterly basis. The Employee shall, on a quarterly basis, reimburse the Bank for his personal use at the then current rate approved by the Company.

                           (2) A non-contributory qualified employee
                  profit-sharing plan; including participation in the Company's 401(k) Plan that provides for the Company to match the Employee's contributions in accordance with Company's match of senior officer's contributions to such plan generally.

                           (3) A non-contributory employee group life insurance
                  plan which will provide term life insurance for Employee in the amount equal to two times Employee's annual salary during all times that Employee remains an active employee.

                           (4) A non-contributory accident and health insurance
                  plan for the payment of medical care expenses for Employee.

                           (5) A non-contributory disability income plan wherein
                  the Company will provide the Employee with the following disability income payable to age 65 and after a 90 day waiting period: disability income equal to sixty percent (60%) of the Employee's annual salary as it exists from time to time up to a maximum benefit of $5,000.00 per month. The Company, in its sole discretion, may apply for additional insurance in its own name and for its own benefit covering the Employee for life, medical, or disability insurance, in any amount deemed advisable and the Employee shall have no right, title or interest therein. The Employee shall submit to any required examination and shall execute and assign and/or deliver such application and policies

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                  necessary to effectuate such insurance coverage. The Employee shall have the first such examination by no later December 31, 1998 or such later date as may be mutually agreeable.

                      The Bank shall require the Employee to have a thorough
                  annual physical examination and will reimburse the Employee for the expense. The first such examination shall be made no later than December 31, 1998.

                      (6) Club dues to a civic club and a country club which
                  may include any required initiation fees. The payment of all dues are subject to approval by the Bank's Board of Directors.

                  (d) Employee shall, in addition to his annual salary, be eligible, beginning in 1999, to earn a bonus based on the Employee meeting his performance goals, in accordance with each year's officer incentive compensation plan or successor plan, if any such plan is in effect for such year. For 1998, the Employee shall receive any bonus he may be entitled to under any plan disclosed to the Company as part of the Merger Agreement.

                  Each year the Company's Compensation & Benefits Committee shall make recommendations to the Bank's Board of Directors concerning the setting of the performance goals for that year, after consulting with the Employee.

                  The goals shall be specific and a fixed dollar amount for the attainment of each goal shall be stated. Each year, the Employee may be paid nothing as a bonus, or the amount of the maximum possible bonus, or any amount in between depending on the Employee's achievement of such goals.

                  Nothing herein is intended to or shall prevent the Bank from providing, in its discretion, additional bonus and/or additional compensation to the Employee, and further the Employee, notwithstanding anything to the contrary contained herein shall participate in all stock option, and benefit and welfare plans of the Company and its affiliates on the same basis as all other senior officers of the Company and its Bank subsidiaries.

                  (e) Pursuant to the Carolina First Long-Term Incentive Compensation Plan, the Employee will be granted, immediately following the Effective Time, options on 7,500 shares of based upon the closing price of shares of Company Common Stock on the date of grant. Such options shall vest ratably in equal annual amounts over six years beginning one year after the Effective Time and shall have a term of 10 years.

                  (f) The employee shall have three weeks of paid vacation annually, which, for 1998, shall include any vacation time taken prior to the Effective Time.

         Section 5.  Nondisclosure of Confidential Information and
         Nonsolicitation.

                  (a) Employee covenants and agrees to treat as confidential and not to disclose and to use only for the advancement of the interests of Company and the Bank all information, plans, records, trade secrets, business secrets, and confidential or other data of Company, or its subsidiaries including the Bank, submitted to Employee or compiled, received, or otherwise discovered by Employee from time to time in the course of his employment for use in the Company's or the Bank's business, which Employee knows to have been acquired by him in confidence or which he knows would not otherwise be available to competitors of Company or the Bank, or to members of the public and which would not otherwise become known to said competitors or members of the public.

                  (b) Employee agrees that upon termination of his employment with Bank, for any reason, voluntary or involuntary, with or without cause, he will immediately return to the Company and the Bank any property, customer lists, shareholder lists (of the Company and the Bank, and their respective affiliates including its parent company and subsidiaries), information, forms, formulae, plans, documents

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         or other written or computer material or data, software or firmware, or copies of the same, belonging to Company, the Bank or its affiliates, or any of their customers, within his possession, and will not at any time thereafter copy, reproduce or otherwise facilitate the future disclosure of the same. Employee further agrees that he will not retain or use for his account at any time any trade names, trademark, service mark, or other proprietary business designation used or owned in connection with the business of the Company, the Bank or its affiliates.

         (c) Following termination of employment, and for two (2) years thereafter, Employee shall not (i) use any information obtained as a result of his employment with the Bank to solicit any business of any customers, (ii) solicit the employment of any employees of the Bank, or the Company and their affiliates, or (iii) without the prior written consent of the Company, directly or indirectly serve as a consultant to, serve as a management official of, or be or become a major shareholder of any Financial Institution (other than the Company or the Bank) having an office in Avery, Buncombe, Jackson, McDowell, Rutherford, and Transylvania Counties, North Carolina. The foregoing provisions of clause (iii) shall not be applicable in the event the Employee is involuntarily terminated by the Bank.

         For the purposes of the covenants contained in this Section 5, the following terms shall have the following respective meanings:

                  (a) The term "management official" shall refer to service of any type which gives the undersigned the authority to participate, directly or indirectly, in policy-making functions of the Financial Institution. This includes, but is not limited to, service as an organizer, officer, director, or advisory director of the Financial Institution. It is expressly understood that the undersigned may be deemed a management official of the Financial Institution whether or not he holds any official, elected, or appointed position with such Financial Institution.

                  (b) The term "Financial Institution" shall refer to any bank, savings bank, thrift or other financial institution which engages in the business of banking, or any subsidiaries or affiliates thereof, or any entity which owns or obtains control thereof.

                  (c) The term "major shareholder" shall refer to the beneficial ownership of 5% or more of any class of voting securities of such company or the ownership of 5% of the total equity interest in such company, however denominated.

                  (d) For purposes of this Section 5, the term "Company" shall also include the Company's subsidiaries and other affiliates, including, without limitation, the Bank.

         Section 6. Termination. If the term of this Agreement has not sooner automatically expired by lapse of time on January 31, 2002, the term of Employee's employment hereunder shall terminate upon the occurrence of any of the following:

                  (a) Upon the death of the Employee.

                  (b) As a result of the permanent disability of Employee. If it is determined that Employee is disabled and that such disability is likely to be permanent (herein referred to as a "Determination of Permanent Disability"), the Bank may terminate this Agreement. Said termination shall not be effective until such time as Bank has given written notice to Employee, at the address specified in Section 10, of its intent to terminate this Agreement. For the purposes of this
         Section 6(b), the term "Disability" shall mean the Employee's inability to perform functions normally performed for Bank of the Employee. Permanent Disability shall mean the present disability of the Employee coupled with the probability that such disability will continue for an indefinite period but no less than six (6) months. A "Determination of Permanent Disability" may be made at the request of either the Bank or Employee; provided, however, that in the event Employee is unable, due to his disability, to make such a request, his spouse or other designee may make a request in his stead. In the event of a request by either Employee or Bank for a
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         "Determination of Permanent Disability," each of the Employee and Bank shall designate one doctor to participate in the determination; provided, however, that if Employee is unable, due to his disability, to make such designation, his spouse or other designee shall make the designation in his stead. If the two doctors so designated agree on a determination required by this Section 6(b), such determination shall be final. If the two doctors fail to agree, they shall by agreement designate a third doctor to make the determination required by this
         Section 6(b), which determination shall be final.

                  (c) At the election of Bank, for Cause. "Cause" shall mean just and reasonable cause, including without limitation (i) persistent incompetency or inefficiency or failure to follow reasonable instructions received from the Board of Directors of the Bank or its delegate (after reasonable prior written notice from the Board of Directors of the Bank of such incompetency, insufficiency or failure to follow such reasonable instructions), willful misconduct, dishonesty, excessive alcohol use or alcoholism, use of illegal drugs or convictions of a felony or any other offense involving moral turpitude,
         (ii) material breach of any covenant contained in this Agreement, including without limitation, failure to devote substantially all business time to the business of the Bank. If Employee desires to sell any shares of Company capital stock within 6 months after termination for cause hereunder, the Employee shall notify the Company in writing and provide the Company a right of first refusal with respect to the purchase of such shares to match any bona fide offer by a third-party to purchase such shares.

                  (d) Upon either party to this Agreement giving written notice of termination to the other at least sixty (60) days prior to the effective date of such termination.

         Upon termination under this Section 6, Employee's right to further compensation and benefits under this Agreement shall cease; provided, however, that Employee shall remain entitled to any unpaid compensation and benefits accrued prior to such termination and to any expense reimbursements to which he was entitled at the date of such termination, and if Employee's employment is terminated by Bank without cause pursuant to Section 6(d) or due to his death or disability, such termination shall not affect Employee's or Employee's personal representative's right to receive the payments and benefits to which Employee would have been entitled under Section 4 if his employment had not terminated. Notwithstanding anything herein to the contrary, in the event that the employment of the Employee is terminated by the Company, without Cause under
Section 6(d) prior to January 31, 2002, the Company shall (i) continue to pay the Employee the Annual Salary and provide the benefits set forth in Section 4 of this Agreement except for the annual bonus, the payment of which is controlled by Section 4(d) until January 31, 2002, or (ii) pay the Employee twelve (12) months pay, whichever is greater, as severance pay. Notwithstanding anything contained herein to the contrary, the obligations of Employee under
Section 5 (except as limited in Section 8 below) shall survive the termination (for any reason) of this Agreement.

         Notwithstanding anything herein to the contrary, the transition bonuses described in Section 4(a) hereof shall not be forfeited by Employee under any circumstances.

         Section 7. Change of Control. In the event that the Company experiences a "Change in Control" as defined herein and the Employee voluntarily terminates his employment, the Company shall immediately pay to the Employee a lump-sum of money equal to his annual salary and maximum bonus potential for the year in which the change in control occurs; said lump sum payment shall be in addition to and not in lieu of the Employee's regular compensation should he remain in the employ of the Company or its successor after a Change in Control. If, following a Change in Control, Employee is terminated by Company or any successor(s), the Bank or such successors shall continue to pay to Employee, for the balance of the terms hereof and in addition to any other required payments, the Annual Salary then in effect for Employee on the date of Employee's termination. Said Annual Salary shall be paid periodically and on the same schedule as that prior to Employee's termination. Furthermore, all deferred compensation shall be immediately vested 100%, and shall be paid by the Bank or its successor when due.

         A Change in Control shall be deemed to have occurred if and when any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 and including a "group" thereunder) is or becomes a beneficial owner, directly or indirectly, of securities of the Company or its parent company representing


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greater than twenty-five percent (25%) of the combined voting power of the
Company's or its parent company's then outstanding securities. Notwithstanding the foregoing, no "change in control" shall be deemed to have occurred solely by virtue of any transaction which results in the Employee and/or a member or members of the Company's Board of Directors (as existing immediately following the Effective Time), or a group of persons including the Employee and/or a member or members of the Company's Board of Directors immediately following the Effective Time, acquiring, directly or indirectly, more than twenty-five percent (25%) of the combined voting power of the Company's outstanding securities. For purposes of the immediately preceding sentence, a "change in control" shall be deemed to have occurred if the member or members of the Company's Board of Directors immediately following the Effective Time, do not own or control twenty-five percent (25%) or more of the acquiring person or resulting entity. Furthermore, a "change in control" shall not be deemed to have occurred solely as a result of merger, consolidation or other business combination, where the Company is the surviving entity, even though the former shareholders of the other party to such transaction hold, in total, more than 25% of the combined voting power of the Company's or its parent company's then outstanding securities, provided such persons are not acting collectively and would not be deemed to be a single "person" or part of a "group" hereunder solely as a result of their status as former shareholders of such other entity. The acquisition of the Bank and the addition of directors by the Company from the Bank's Board of Directors as contemplated by the Merger Agreement shall not be a "change in control" for purposes of this Agreement.

         Any dispute or controversy arising under or in connection with this
Section 7 shall be settled exclusively by arbitration in the State of North Carolina in accordance with the rules of the American Arbitration Association then in effect.

         Section 8. Enforcement of Employee Restrictions. Employee acknowledges that he has carefully read and considered the provisions of this Agreement and, having done so, agrees that the restrictions set forth in this Agreement in Sections 5 and 6 (including, but not limited to, the period of restriction and the geographical area of restriction set forth therein) are fair and reasonable and are necessarily required for the protection of the interests of the Bank, the Company, and its affiliates. Employee further acknowledges that due to the nature of Company's and the Bank's business, more limited restrictions than those found herein would not be reasonable or appropriate. The Employee covenants and agrees with Company and the Bank that if he shall violate any of the covenants or agreements contained in such Sections, then Company and Bank shall be entitled to damages in addition to and not in limitation of any injunctive relief or other rights or remedies to which Company and/or its affiliates is or may be entitled to at law or in equity. In the event that any provisions of this Agreement relating to the time period or geographical restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or geographical areas which such court deems reasonable and enforceable, such time periods or geographical areas of restriction shall be deemed to become and thereafter be the maximum time period or geographical areas which such court deems reasonable and enforceable.

         Section 9. Notices. All notices required or permitted hereunder shall be deemed to be duly given if in writing and delivered personally or sent by United States registered or certified mail, postage pre-paid, addressed to the Company or the Bank at:

                  D. Mark Boyd, III, Chairman
                  Carolina First BancShares, Inc.
                  402 East Main Street
                  Post Office Box 657
                  Lincolnton, North Carolina  28092



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and addressed to Employee at:

                  Ronnie D. Blanton
                  __________________
                  ____________, North Carolina  _______

or at such changed addresses as the parties may designate in writing.

         Section 10.  Miscellaneous.

                  (a) Headings. Headings, titles and captions contained in this Agreement are inserted only as a matter of convenience and reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provisions hereof.

                  (b) Gender. The use in this Agreement of gender-specific words or phrases shall be deemed to include the masculine, feminine or neuter genders, as the context may require.

                  (c) Entire Agreement. This writing including the attachments, exhibits and appendices hereto constitutes, the entire agreement between the parties hereto and supersedes any prior understanding or agreements among them respecting the subject matter. There are no other representations, arrangements, understandings, or agreements, oral or written, in respect of the subject matter of this Agreement, among the parties hereto, except those fully expressed herein.

                  (d) Amendments. No amendments, changes, alterations, modifications, additions, extensions and qualifications to the terms of this Agreement shall be made or binding, unless made in writing and signed by all the parties hereto.

                  (e) Waiver. The failure of either party to enforce at any time any of the provisions of this Agreement shall not be construed as a waiver of such provisions or of the right of such party thereafter to enforce any such provisions.

                  (f) Invalidity and Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the enforceability of other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted. Employee agrees and acknowledges that nothing contained in this Agreement, nor the enforcement of any provision herein including Section 6, shall alter Employee's ability to obtain a livelihood. Employee agrees and acknowledges that all of the provisions of this Agreement, including Section 6, are reasonable. Employee acknowledges that he has carefully read and considered all the provisions of this Agreement.

                  (g) Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of North Carolina. Employee hereby consents to the jurisdiction of any local, state or federal court located in the State of North Carolina.

                  (h) Burden and Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns.

                  (i) Termination of Merger Agreement. This Agreement shall be null and void in the event the Merger Agreement is terminated.



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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


WITNESS:                            EMPLOYEE:

/s/ Eric L. Ross                    /s/ Ronnie D. Blanton
-----------------------------       ------------------------------
                                    Ronnie D. Blanton




ATTEST:                             COMMUNITY BANK & TRUST CO.

By:      /s/ Gail D. Hoyle          By:  /s/ Eric L. Ross
         --------------------            -------------------------
         Asst. Secretary                 Vice President